EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on this 18th day of October 2019, by and between Legend Nutrition, Inc. (the “Company”) and Michael Ladner (“Employee”).

WHEREAS, the Company desires to employ the Employee to serve as the Company’s Chief Executive; and

WHEREAS, Employee wishes to be employed by the Company and provide services to the Company in return for certain compensation.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

article I.
EMPLOYMENT AND ACCEPTANCE

1.1 Employment. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages Employee and Employee hereby accepts such engagement.

1.2 Duties. Employee shall serve as the Company’s Chief Executive Officer (CEO) and shall perform such employment duties as are usual and customary for such positions and such other duties as the Board of Directors of the Company (the “Board”) shall from time to time reasonably assign to Employee and shall report to the Board of Directors of the Company.

article II.

TERM AND TERMINATION

2.1 Term of Employment. This Agreement shall be effective on as of the date first mentioned above (the “Effective Date”), and shall continue for a two-year term unless sooner terminated as provided herein (the “Employment Period”). The Agreement will automatically be renewed for additional one-year terms unless either party gives written notice of non-renewal at least thirty (30) days prior to the renewal date.

2.2 Termination. This Agreement may be terminated at any time by the mutual written agreement of the parties or by either party for any reason with thirty (30) days advance written notice. In addition, the Company may terminate this Agreement immediately if Employee is in breach of this Agreement.

2.3 Effect of Termination. Upon termination of this Agreement for any reason, Employee shall only be eligible to receive the Compensation accrued as of the effective date of termination.

article III.
COMPENSATION

3.1 Compensation. During the Employment Period, Employee shall receive a starting annual base salary (the “Base Salary”) of $60,000 per annum from the Effective Date until December 31, 2019 and shall increase to $100,000 per annum starting January 1, 2020 through October 18, 2021 and shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase (but not decrease) in the Company’s sole discretion, as determined by the Company’s compensation committee or Board. Any increase in Base Salary shall not serve to limit or reduce any other obligation to Employee under this Agreement. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted.

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3.2 Equity. Employee shall receive an initial equity grant in the amount of twenty thousand (20,000) shares of the Company’s common stock (the “Equity Shares”). In addition to the Equity Shares, Employee shall be eligible to participate in equity grants and/or stock option award programs as determined by the Company from time to time.

3.3 Bonuses. In addition to the Base Salary, Employee shall be eligible to earn a cash performance bonus equal to five percent (5%) of the net profits generated by each Legend Nutrition store location while the Employee is employed by the Company. Net profits shall be defined as Gross Receipts – (COGS + SG&A Expenses) and shall be paid to the Employee on a quarterly basis starting on January 1, 2020.

3.4 Welfare Benefit Plans. During the Employment Period, Employee and Employee’s eligible family members shall be eligible for participation in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives.

3.5 Expenses. During the Employment Period, Employee shall be entitled to receive prompt reimbursement for all reasonable and approved business expenses incurred by Employee in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company.

3.6 Fringe Benefits. During the Employment Period, Employee shall be entitled to such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices and procedures of the Company.

ARTICLE IV

CONFIDENTIALITY; PROPRIETARY RIGHTS

4.1 Definition of Confidential Information. “Confidential Information” means all information of any kind, type or nature (written, stored on electronic or other media or oral) which is or has been compiled, prepared, devised, developed, designed, discovered or otherwise learned of by Employee in connection with Employee’s relationship or employment with the Company, to the extent that such information relates to the Company or any of its affiliated entities. Without limiting the generality of the foregoing, Confidential Information includes information included within or relating to any patient files, products or services, finances, business plans, marketing plans, legal affairs, suppliers, customers, potential customers, prospects, opportunities, contracts or assets of the Company or any of its respective affiliates. Confidential Information also includes any information made available to the Company by its clients or other third parties and which it is obligated to keep confidential.

4.2 Duty to Safeguard Confidential Information. At all times during the Term of this Agreement and thereafter, Employee will hold in strictest confidence and will not disclose, use, provide access to, or publish any Confidential Information, except as such disclosure, use or publication may be required in connection with Employee’s services for the Company. Employee agrees that all Confidential Information, whether prepared by Employee or otherwise coming into Employee’s possession, shall remain the exclusive property of the Company during Employee’s employment with the Company. Employee will obtain the Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to Employee’s work at the Company, any Confidential Information and/or any material that incorporates any Confidential Information.

4.3 Return of Company Property. When Employee’s employment with the Company terminates for any reason, Employee will promptly (within seven (7) days) deliver to the Company any and all the Company Property. “the Company Property” includes, without limitation, Confidential Information, notes, memoranda, specifications, products, and samples, together with all copies thereof. the Company has the right to offset any loss incurred for failure to return property against any remaining and/or future unpaid wages. This offset does not limit employee liability.

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ARTICLE V

COMPLIANCE

5.1 Compliance Affirmation. As an inducement to the Company to enter into this employment relationship with the Employee, the Employee does hereby represent and warrant that in performing services under this Agreement the Employee has and at all times will continue to adhere to each of the following provisions:

(a) Comply with all state and federal laws, rules and regulations pertaining to making or receiving any bribe, kickback payment or other illegal payment. Further, Employee and the Company each warrant and represent to the other that no direct or indirect payment shall be made by Employee or the Company to or from the other to induce the referral of a patient for services.

(b) Do nothing that will create a conflict of interest with the Company or any of its affiliates or create a default under any agreement, contract, instrument, order or judgment to which the undersigned is a party or otherwise subject.

(c) Comply with all policies and procedures established by the Company and any amendments thereto.

5.2 Non-Competition/Non-Solicitation.

(a) The Employee acknowledges that during the Employee’s relationship with the Company, the Company will be providing the Employee, and the Employee will receive from the Company, special training and knowledge, including Confidential Information (as defined herein above). The Employee acknowledges that this Confidential Information is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by this covenant not to compete. Therefore, the Employee agrees while employed by, contracted, with, or otherwise engaged with the Company or any of its affiliated entities and for a period of two (2) years after the termination of such relationship, the Employee shall not, without the Company’s prior written consent, directly or indirectly: become an owner, partner, employee, independent contractor, agent, or otherwise involved with any business that competes with the Company or provides management services to any the Company within a twenty (20) mile radius of the Company’s location(s).

(b) The Employee agrees and covenants that while employed by or otherwise engaged with the Company and for a period of two (2) years after the termination of such relationship, the Employee shall not either (i) directly as a partner, employer, agent, independent contractor, or employee, or (ii) indirectly through a corporation, partnership, affiliate, subsidiary, or otherwise, unless approved by the Company:

(a)	solicit, induce, or attempt to induce, in connection with any business competitive with that of the Company, patients of the Company to cease using the Company; or

(b)	solicit, induce, or attempt to induce, any employee, consultant, referral source, owner, or other persons associated with the Company to leave the employment of, or to discontinue their association with the Company.

Failure to adhere to the covenants herein will result in discipline, up to and including immediate termination of this Agreement, and may result in other legal action being taken by the Company with respect to any breach of the covenants contained herein.

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ARTICLE VI
MISCELLANEOUS

6.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by nationally-recognized overnight delivery service or sent by certified or registered mail, postage prepaid, return receipt requested, to the address as set forth below; receipt shall be deemed to occur on the earlier of the date of actual receipt or receipt by the sender of confirmation that the delivery was completed or that the addressee has refused to accept such delivery or has changed its address without giving notice of such change as set forth herein:

if to the Company, to:

3990 Vitruvian Way, Suite 1152

Addison, TX 75001

if to Employee, to:

1681 River Road, #3213

Boerne, TX 78006

Either party may change its address for notice hereunder by written notice to the other party hereto.

6.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior discussions and agreements, written or oral, with respect thereto.

6.3 Waivers and Amendments. This Agreement may be amended, suspended, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by both parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

6.4 Assignment. This Agreement shall inure to the benefit of and shall be binding upon Employee and his or her executor, administrator, heirs, personal representative and assigns, and the Company and its successors and assigns (including, without limitation, any successor to the assets of the Company); provided, however, that Employee shall not be entitled to assign any of his or her rights or delegate any of his or her duties under this Agreement. Employee agrees that this Agreement may be freely assigned by the Company to any person or entity which succeeds to all or any significant portion of the Company’s assets or business, whether pursuant to a sale of assets, sale of stock, merger or other similar transaction.

6.5 Severability: Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. Use of the word “including” shall not be limited by the terms following such word. All references to singular or plural terms shall mean the other where appropriate.

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6.6 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

6.7 Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.8 Counterparts. This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

EXECUTIVE		LEGEND NUTRITION, INC.

By:
Name:	Michael Ladner	Name:	Esteban Alexander
		Title:	Director

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